KPMG Peat Marwick LLP

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June 20, 1997


Oppenheimer Global Emerging Growth Fund
Two World Trade Center, 34th Floor
New York, New York 10048-0203

Oppenheimer Global Fund
Two World Trade Center, 34th Floor
New York, New York  10048-0203

Ladies & Gentlemen:

You have requested our opinion as to certain U.S. federal income tax consequences in connection with the Agreement and Plan of Reorganization (the "Plan") by and between Oppenheimer Global Fund ("Global Fund") and Oppenheimer Global Emerging Growth Fund ( Emerging Growth ) pursuant to which i) Emerging Growth will transfer substantially all of its assets to Global Fund solely in exchange for class A, class B, and class C voting shares of Global Fund; ii) Global Fund will assume certain liabilities of Emerging Growth; iii) Emerging Growth will distribute to its shareholders the class A, class B and class C voting shares received from Global Fund; and iv) Emerging Growth will be liquidated.

In connection with the rendering of this opinion we have reviewed
i) the Registration Statement filed by Oppenheimer Global Fund;
ii) the Proxy Statement for Emerging Growth; iii) the Prospectus for Global Fund; iv) the Plan; and v) the summary of investments held by Global Fund and Emerging Growth at May 28, 1997. In addition, we have reviewed and relied upon the representations made by Emerging Growth and Global Fund in their respective Representation Letters dated June 20, 1997 (collectively, the "Representations").


FACTS

Global Fund is a diversified, open-end, management investment company reorganized on January 16, 1986 as a Massachusetts Business Trust. At the date of the transaction Global Fund has authorized and issued three classes of voting shares, class A, class B and class C, which are continuously offered for sale to the public. Similarly, Emerging Growth is a diversified, open-end, management investment company organized on November 27, 1987
as a Massachusetts Business Trust.   At the date of the
transaction Emerging Growth has authorized and issued three classes of voting shares, class A, class B and class C which are continuously offered for sale to the public. Both Global Fund and Emerging Growth are Regulated Investment Companies ("RIC") within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), for the current year and all prior years. It is intended that Global Fund, as the survivor, will continue to qualify as a RIC for all subsequent years.

The Board of Trustees of Emerging Growth, after careful review of Emerging Growth s investment objectives, historical performance and other factors, determined that it was desirable for Emerging Growth ( Target ), to be acquired by Global Fund ( Acquiring ) in order to enhance the long-term growth opportunities of Emerging Growth and realize certain economies of scale.

As set forth in the Plan, Target will transfer substantially all its assets to Acquiring in exchange for class A, class B and class C voting shares of Acquiring and the assumption by Acquiring of certain liabilities of Target incurred in the ordinary course of Target's business. The class A, class B and class C voting shares of Acquiring received by Target will be immediately distributed, on a pro-rata basis, to the shareholders of Target in complete liquidation of Target. It is anticipated that The Plan will be approved by a vote of the shareholders of Target on June 17, 1997.

REPRESENTATIONS

The following representations have been made in connection with the transaction:

1. Each shareholder of Target who exchanges class A, class B or class C voting shares pursuant to the Reorganization will receive solely class A, class B or class C voting shares of Acquiring in exchange therefor;

2. Target will transfer substantially all of its assets to Acquiring on the closing date for the Reorganization in exchange for class A, class B, or class C voting shares of Acquiring; dispositions of assets by Target during the year preceding such closing date were made in the ordinary course of Target s business;




3. The class A, class B and class C voting shares of Acquiring will be distributed to the shareholders of Target as of the close of business on the business day immediately preceding the closing of the Reorganization; Target will be liquidated pursuant to the Reorganization in an expedient orderly fashion;

4. It is the Acquiring s intent, under normal market conditions to invest a substantial portion of its assets in equity securities;

5. Other than as may result from redemptions of Target class A, class B and class C voting shares in the ordinary course of its business, there has not been a significant change in ownership of Target prior to the Reorganization;

6. For a period of at least one year following the Reorganization, Acquiring will maintain and not sell, except for dispositions made in the ordinary course of business, at least 33% of Target s investments as of the date of the Reorganization;

7. The fair market value of the class A, class B and class C voting shares of Acquiring received by each shareholder of Target will be approximately equal to the fair market value of the class A, class B and class C voting shares of Target exchanged therefor;

8. There is no plan or intention by the shareholders of Target who own 5% or more of the class A, class B and class C voting shares of Target, and to the best of the knowledge of the management of Target, there is no plan or intention on the part of the remaining shareholders of Target, to sell, exchange, or otherwise dispose of a number of class A, class B or class C voting shares of Acquiring stock received in the Reorganization that would reduce the Target shareholders ownership of Acquiring class A, class B and class C voting shares to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding voting shares of Target as of the same date;

9. Acquiring will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target immediately prior to the Reorganization. For purposes of this representation, amounts used by Target to pay its Reorganization expenses, amounts, if any, paid by Target to shareholders and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Target s business as an open-end investment company) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the Reorganization.

10. Acquiring has no plan or intention to reacquire any of its class A, class B or class C voting shares to be issued pursuant to the Reorganization, except that Acquiring, as an open-end investment company, will redeem any of its class A, class B or class C voting shares presented to it for the redemption in the ordinary course of business;

11. Acquiring will assume only Target s liability for the purchase price of portfolio securities purchased which have not been settled and for shareholder redemption and dividend checks outstanding; such liabilities were or will have been incurred by Target in the ordinary course of its business. Except for the immediately preceding sentence, Acquiring will not assume any of Target s liabilities, nor will any of Target s assets transferred to Acquiring be subject to any liabilities;

12. Target and Acquiring will each pay their own expenses incurred in connection with the Reorganization. Acquiring will not pay cash in lieu of fractional shares, if any;

13. There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at a discount;

14. Target and Acquiring are regulated investment companies within the meaning of Section 851 of the Code. For each fiscal year of their operations they have met the requirements of Subchapter M of the Code for qualification and treatment as regulated investment companies, intend to meet such requirements with respect to current taxable years, and will meet the diversification test set forth under Section 368(a)(2)(F)(i) and (iii) of the Code immediately prior to the Reorganization.

15. Acquiring does not own, directly or indirectly, nor has it owned within the past five years, directly or indirectly, any stock of Target; and

16. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
         368(a)(3)(A) of the Code.

CONCLUSIONS

Based upon the facts as set forth above and the representations as set forth above, it is our opinion that:

1. Acquiring s acquisition of substantially all of the assets of Target, as described above, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code.

2. Acquiring and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

3. Target shareholders will recognize no gain or loss on their receipt of class A, class B or class C voting shares of Acquiring in exchange for their class A, class B or class C voting shares of Target pursuant to Section 354(a)(1) of the Code;

4. Target will recognize no gain or loss on its transfer of substantially all of its assets to Acquiring in exchange solely for class A, class B and class C voting shares of Acquiring and the assumption by Acquiring of certain Target liabilities pursuant to Sections 357(a) and 361(a) of the Code;

5. Acquiring will recognize no gain or loss on its receipt of substantially all of the assets of Target in exchange solely for class A, class B and class C voting shares of Acquiring pursuant to Section 1032(a) of the Code;

6. The basis of class A, class B or class C voting shares of Acquiring received by Target shareholders in the reorganization will equal the basis of the Target class A, class B or class C voting shares of Target surrendered in exchange therefor pursuant to Section 358(a)(1) of the Code;

7. The holding period of the class A, class B or class C voting shares of Acquiring received by Target shareholders in the reorganization will include the period that the shareholders held the class A, class B or class C voting shares of Target exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code; and

8. Acquiring's basis in the assets of Target received in the reorganization will equal Target's basis in the assets immediately before the transfer pursuant to 362(b) of the Code;

9. Acquiring's holding period in the assets received in the reorganization will include the period during which Target held the assets pursuant to Section 1223(2) of the Code;

10. Acquiring will succeed to and take into account the items of Target described in Section 381(c) of the Code, including the earnings and profits, or deficit in earnings and profits, of Target as of the date of the transaction. Acquiring will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable regulations thereunder.

Except to the extent specifically provided herein, no opinion is expressed or implied concerning the U.S. federal income tax consequences of the Plan. The opinions expressed herein are for the exclusive benefit of Emerging Growth and Global Fund and their respective shareholders, and may not be relied upon by them for any other purpose, or used, circulated, quoted or relied upon by any other person or entity for any purpose without our prior consent. We consent to the filing of this letter, or a letter in substantially the same form, within or as an exhibit to the Registration statement for Global Fund and the prospectus of Emerging Growth.

Our opinion is based upon the facts and representations as set forth in this letter. If any fact or representation is not complete or accurate, it is imperative that we be informed immediately as to the nature of the omission or inaccuracy since such omission or inaccuracy may have a material effect on our conclusions and opinion. In rendering our opinion, we have relied upon the relevant provisions of the Internal Revenue Code, the regulations thereunder, and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion hereafter due to any change in law or fact which may subsequently occur or come to our attention.

The summary of the income tax consequences of the Reorganization as set forth in the Registration Statement fully and fairly address the material U.S. federal income tax consequences to Global Fund and Emerging Growth and their respective shareholders.

Our opinion is effective as of the date hereof.

                                  /s/ KPMG Peat Marwick LLP